Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Acquest Government Leases, LLC	New York
Buffalo NY SSA, LLC	New York
Charleston SS, LLC	Michigan
Charleston Federal Courthouse, LLC	South Carolina
Clarksburg GSA, LLC	Michigan
Dallas SSA, LP	Texas
DEA Bakersfield, LLC	Michigan
GPT Portland, OR 1201 Lloyd, LLC	Oregon
GPT Vicksburg, MS, Inc.	Mississippi
Kingsport SSA, LLC	Michigan
Lenexa FDA, LLC	Kansas
Loudoun Building, LLC	Virginia
Martinsburg, WV IRS, Inc.	West Virginia
Mineral Wells BPD, Inc.	West Virginia
Parkersburg WV BPD, Inc.	West Virginia
Pittsburgh FBI-GPT Business Trust	Pennsylvania
Pittsburgh USCIS-GPT Business Trust	Pennsylvania
Riverdale FDA, LLC	Virginia
VA Venture Baton Rouge, LLC	Indiana